CONSENT OF INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statement of Franklin Strategic Series on Form N-14 of our report dated June 4, 1999 on our audit of the financial statements and financial highlights of Franklin Strategic Series which report is included in the Annual Report to Shareholders of Franklin Blue Chip Fund, Franklin California Growth Fund, Franklin MidCap Growth Fund and Franklin Small Cap Growth Fund for the year ended April 30, 1999, filed with the Securities and Exchange Commission pursuant to section 30(d) of the Investment Company Act of 1940, which is incorporated by reference in the Registration Statement. We also consent to the references to our Firm in such Registration Statement.




                                   /s/ PricewaterhouseCoopers LLP


San Francisco, California
April 20, 2000